EXHIBIT 99.1
Press Release
Beazer Homes Reports Fourth Quarter and Full Year Fiscal 2010 Results
ATLANTA, November 5, 2010 — Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the fiscal quarter and fiscal year ended September 30, 2010. Summary results of the quarter and fiscal year are as follows:
Fiscal Year Ended September 30, 2010
•	Total home closings: 4,645 homes, a 5.9% increase from fiscal 2009, of which 4,513 were from our continuing operations, representing a 7.6% increase year-over-year.
•	Total new orders: 4,248 homes, a 0.6% increase from fiscal 2009, of which 4,122 new orders were from our continuing operations, representing a 1.1% increase year-over-year.
•	Revenue from continuing operations: $1.01 billion, compared to $971.7 million in the prior year.
•	Gross profit margin from continuing operations was 8.5% (13.4% without impairments and abandonments), compared to 1.6% (11.4% without impairments and abandonments) in the prior year.
•	Loss from continuing operations of $29.9 million, or a loss of $0.50 per share, including:
o	non-cash pre-tax charges of $50.0 million for inventory impairments;

o	an $8.8 million impairment of our investment in an unconsolidated joint venture;

o	a $43.9 million gain on debt extinguishment primarily related to the exchange of our junior subordinated notes; and

o	a $118.4 million benefit from income taxes.
•	For the prior year, the Company reported a loss from continuing operations of $175.5 million, or $4.54 per share, which included non-cash pre-tax charges of $95.2 million for inventory impairments and $12.6 million of unconsolidated joint venture impairments offset by a gain on debt extinguishment of $144.5 million.

•	Net loss of $34.05 million, including a loss from discontinued operations of $4.13 million, net of a $14.8 million benefit from income taxes.

•	For the prior year, the net loss of $189.4 million included a loss from discontinued operations of $13.9 million, net of a $0.7 million benefit from income taxes.

•	During fiscal 2010, we received a tax refund of $133 million related to our carry-back claim under The Worker, Homeownership and Business Assistance Act of 2009.

•	As previously reported, during fiscal 2010, the Company completed public offerings of 34.9 million shares of its common stock, $57.5 million of mandatory convertible subordinated notes, $300 million of senior notes due 2018 and 3 million tangible equity units. Net proceeds of these transactions were approximately $597 million and were used for debt repurchases, including the retirement of our outstanding 2011, 2012 senior notes and 2024 convertible senior notes. We also completed an exchange of $75 million of our junior subordinated notes during fiscal 2010.

Quarter Ended September 30, 2010
•	Total home closings: 1,189, a 29.5% decrease from fiscal 2009, of which 1,149 homes were from our continuing operations, representing a 30.0% decrease year-over-year.

•	Total new orders: 810 homes, a 20.0% decrease from fiscal 2009, of which 778 new orders were from continuing operations, representing a 20.6% decrease year-over-year.

•	Revenue from continuing operations: $274.8 million, compared to $365.6 million in the fourth quarter of the prior year.

•	Gross profit margin from continuing operations of 1.7% (11.3% without impairments and abandonments), compared to 6.1% (14.3% without impairments and abandonments) in the fourth quarter of the prior year.

•	Loss from continuing operations of $57.4 million, or a loss of $0.78 per share, including non-cash pre-tax charges of $26.5 million for inventory impairments.

•	For the fourth quarter of the prior fiscal year, the Company reported income from continuing operations of $33.5 million, or $0.86 diluted earnings per share, including a gain on debt extinguishment of $89.3 million offset partially by non-cash pre-tax charges of $29.9 million for inventory impairments.

•	Net loss of $59.5 million, including a net loss from discontinued operations of $2.1 million.

•	For the fourth quarter of the prior fiscal year, our net income was $33.8 million, including net income from discontinued operations of $0.3 million.
Discontinued Operations
 Commencing with the fiscal quarter ended September 30, 2010, the Company has reclassified the results of operations of its homebuilding operations in Jacksonville, Florida and Albuquerque, New Mexico and its title services operations as discontinued operations in its consolidated statements of operations for all periods presented.
As of September 30, 2010
•	Total cash and cash equivalents: $576.3 million, including restricted cash of $39.2 million.

•	Stockholders’ equity: $397.1 million not including $57.5 million of mandatory convertible subordinated notes, which automatically convert to common stock at maturity.

•	Total Backlog: 796 homes with a sales value of $189.1 million compared to 1,193 homes with a sales value of $280.8 million as of September 30, 2009.
Ian J. McCarthy, President and Chief Executive Officer, said, “We are pleased with the overall operational and financial progress we made during fiscal 2010, in spite of the continuing difficult conditions in the economy and the homebuilding industry. We recognize that consumers remain hesitant to commit to new home purchases because of concerns about employment and prospective foreclosures, among other issues. But, with a substantially improved balance sheet and gradually improving operational performance, we believe we are well positioned to participate in the eventual housing recovery.”
Results for the Year and Quarter Ended September 30, 2010
 For the fiscal year ended September 30, 2010, net new home orders increased 1.1%, the number of homes closed increased 7.6% and homebuilding revenues from continuing operations increased 3.3% as compared to fiscal 2009. Our gross profit margin improved to 8.5% (13.4% without impairments and abandonments) for fiscal 2010 compared to 1.6% (11.4% without impairments and abandonments) in the prior year. Although full year gross margins improved year-over-year, we continued to be impacted by a challenging homebuilding environment, with weak closing volumes and a lower average sales price. In addition, we recorded non-cash pre-tax charges for inventory impairments and lot option abandonments of $50.0 million for the fiscal year ended September 30, 2010, which compared to similar charges of $95.2 million in the prior year.

For the fourth quarter, net new home orders decreased 20.6%, the number of homes closed decreased 30.0% and homebuilding revenues from continuing operations decreased 25.5% as compared to the fourth quarter of fiscal 2009. The decrease in home closings and related revenue was closely related to the acceleration of closings into our fiscal third quarter in connection with the expiration of the First Time Homebuyer Tax Credit on June 30, 2010. The reduction in net new home orders from continuing operations was driven by a 23.1% decrease in gross new orders, partially offset by a decrease in the cancellation rate to 33.0%, compared to 35.2% a year ago. Our gross profit margin declined to 1.7% (11.3% without impairments and abandonments) in the quarter, compared to 6.1% (14.3% without impairments and abandonments) in the prior year. This reduction in gross margins was primarily attributable to non-recurring changes in warranty expense, greater concessions made to homebuyers during the quarter and higher indirect construction costs associated with our newly acquired communities. In addition, we recorded non-cash pre-tax charges for inventory impairments and lot option abandonments of $26.5 million for the quarter, which compared to similar charges of $29.9 million in the prior year.
The Company controlled 28,996 lots at September 30, 2010 (80% owned and 20% controlled under options) a reduction of 5.4% from the level at September 30, 2009.
As of September 30, 2010, unsold homes consisted of 423 finished homes and 382 homes under construction, a total reduction of 311 homes or 28% compared to June 30, 2010.
As of September 30, 2010, we had deferred tax assets, net of $57.2 million of deferred tax liabilities, of $411.6 million, of which, all but $7.8 million has been reserved for with a $403.8 million valuation allowance. While the actual realization of the deferred tax assets is difficult to predict and is dependent on future events, as evidenced by our current valuation allowance, we currently anticipate that between $228 million and $350 million of these deferred tax assets may be available even after consideration of the Section 382 imposed limitation.

	September 30,	Recovery Range
($ in millions)	2010	Minimum	Estimated
Deferred tax assets subject to annual limitation	$79.5	$79.5	$79.5
Generally not subject to annual limitation	206.1	206.1	206.1
Certain components likely to be subject to annual limitation	183.2	—	122.0

Total deferred tax assets	468.8	285.6	407.6

Deferred tax liabilities	(57.2)	(57.2)	(57.2)

Net deferred tax assets before valuation allowance	$411.6	$228.4	$350.4

Other Items
 We operated Beazer Mortgage Corporation (BMC) from 1998 through February 2008 to offer mortgage financing to the buyers of our homes. BMC entered into various agreements with mortgage investors for the origination of mortgage loans. Underwriting decisions were not made by BMC but by the investors or third-party service providers. To date, we have received requests to repurchase fewer than 100 mortgage loans from various investors. While we have not been required to repurchase any mortgage loans, we have established an immaterial amount as a reserve for the repurchase of mortgage loans originated by BMC. We cannot rule out the potential for additional mortgage loan repurchase claims in the future, although, at this time, we do not believe that the exposure related to any such additional claims would be material to the Company.

Conference Call
 The Company will hold a conference call on November 5, 2010, at 10:00 am EDT to discuss these results. Interested parties may listen to the conference call and view the Company’s slide presentation over the internet by visiting the “Investor Relations” section of the Company’s website at www.beazer.com. To access the conference call by telephone, listeners should dial 877-601-3546 or 212-547-0388. To be admitted to the call, verbally supply the passcode “BZH”. A replay of the call will be available shortly after the conclusion of the live call. To directly access the replay, dial 866-409-7708 or 203-369-0641 and enter the passcode “3740” (available until 5:00 pm ET on November 13, 2010), or visit www.beazer.com. A replay of the webcast will be available at www.beazer.com for approximately 30 days.
Beazer Homes USA, Inc., headquartered in Atlanta, is one of the country’s ten largest single-family homebuilders with continuing operations in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, New Jersey, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas, and Virginia. Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.”
Forward Looking Statements
This presentation contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, (i) the final outcome of various lawsuits, as well as the results of any government proceedings and fulfillment of the obligations in the Deferred Prosecution Agreement and other settlement agreements and consent orders with governmental authorities; (ii) additional asset impairment charges or writedowns; (iii) economic changes nationally or in local markets, including changes in consumer confidence, declines in employment levels, volatility of mortgage interest rates, availability of mortgage financing and inflation; (iv) a slower economic rebound than anticipated, coupled with persistently high unemployment and additional foreclosures; (v) continued or increased downturn in the homebuilding industry; (vi) estimates related to homes to be delivered in the future (backlog) are imprecise as they are subject to various cancellation risks which cannot be fully controlled, (vii) our cost of and ability to access capital and otherwise meet our ongoing liquidity needs including the impact of any downgrades of our credit ratings or reductions in our tangible net worth; (viii) potential inability to comply with covenants in our debt agreements or satisfy such obligations through repayment or refinancing; (ix) increased competition or delays in reacting to changing consumer preference in home design; (x) shortages of or increased prices for labor, land or raw materials used in housing production; (xi) factors affecting margins such as decreased land values underlying land option agreements, increased land development costs on projects under development or delays or difficulties in implementing initiatives to reduce production and overhead cost structure; (xii) the performance of our joint ventures and our joint venture partners; (xiii) the impact of construction defect and home warranty claims including those related to possible installation of drywall imported from China; (xiv) the cost and availability of insurance and surety bonds; (xv) delays in land development or home construction resulting from adverse weather conditions; (xvi) potential delays or increased costs in obtaining necessary governmental permits and possible penalties for failure to comply with laws, regulations and governmental policies; (xvii) potential exposure related to additional repurchase claims on mortgages and loans originated by BMC; (xviii) estimates related to the potential recoverability of our deferred tax assets; (xviv) effects of changes in accounting policies, standards, guidelines or principles; or (xvv) terrorist acts, acts of war and other factors over which the Company has little or no control.
Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.
CONTACT: Beazer Homes USA, Inc.
Jeffrey S. Hoza
Vice President, Treasurer
770-829-3700
jhoza@beazer.com
-Tables Follow-

BEAZER HOMES USA, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2010	2009	2010	2009
Total revenue	$274,774	$365,585	$1,009,841	$971,703
Home construction and land sales expenses	243,742	313,242	874,197	860,733
Inventory impairments and option contract abandonments	26,481	29,887	50,036	95,216

Gross profit	4,551	22,456	85,608	15,754

Selling, general and administrative expenses	44,296	57,041	186,556	222,691
Depreciation and amortization	3,467	5,724	12,874	18,392
Goodwill impairment	—	—	—	16,143

Operating loss	(43,212)	(40,309)	(113,822)	(241,472)
Equity in income (loss) of unconsolidated joint ventures	12	(106)	(8,807)	(12,112)
Gain on extinguishment of debt	—	89,289	43,901	144,503
Other expense, net	(15,625)	(15,818)	(69,543)	(74,791)

Loss from continuing operations before income taxes	(58,825)	33,056	(148,271)	(183,872)
(Benefit from) provision for income taxes	(1,400)	(453)	(118,355)	(8,350)

(Loss) income from continuing operations	(57,425)	33,509	(29,916)	(175,522)
(Loss) income from discontinued operations, net of tax	(2,105)	282	(4,133)	(13,861)
Net (loss) income	$(59,530)	$33,791	$(34,049)	$(189,383)

Weighted average number of shares:
Basic	73,814	38,753	59,801	38,688
Diluted	73,814	41,865	59,801	38,688

(Loss) earnings per share:
Basic (loss) earnings per share from continuing operations	$(0.78)	$0.86	$(0.50)	$(4.54)
Basic (loss) earnings per share from discontinued operations	$(0.03)	$0.01	$(0.07)	$(0.36)
Basic (loss) earnings per share	$(0.81)	$0.87	$(0.57)	$(4.90)

Diluted (loss) earnings per share from continuing operations	$(0.78)	$0.83	$(0.50)	$(4.54)
Diluted (loss) earnings per share from discontinued operations	$(0.03)	$0.01	$(0.07)	$(0.36)
Diluted (loss) earnings per share	$(0.81)	$0.84	$(0.57)	$(4.90)

Interest Data:	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2010	2009	2010	2009
Capitalized interest in inventory, beginning of period	$38,647	$44,386	$38,338	$45,977
Interest incurred	30,339	30,422	127,316	133,481
Capitalized interest impaired	(1,021)	(1,263)	(2,313)	(3,376)
Interest expense not qualified for capitalization	(16,736)	(17,044)	(74,214)	(83,030)
and included as other expense Capitalized interest amortized to house construction and land sales expenses	(14,345)	(18,163)	(52,243)	(54,714)

Capitalized interest in inventory, end of period	$36,884	$38,338	$36,884	$38,338

BEAZER HOMES USA, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	September 30,	September 30,
	2010	2009
ASSETS
Cash and cash equivalents	$537,121	$507,339
Restricted cash	39,200	49,461
Accounts receivable (net of allowance of $3,567 and $7,545, respectively)	32,647	28,405
Income tax receivable	7,684	9,922
Inventory
Owned inventory	1,153,703	1,265,441
Consolidated inventory not owned	49,958	53,015

Total inventory	1,203,661	1,318,456
Investments in unconsolidated joint ventures	8,721	30,124
Deferred tax assets, net	7,779	7,520
Property, plant and equipment, net	23,995	25,939
Other assets	42,094	52,244

Total assets	$1,902,902	$2,029,410

LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$53,418	$70,285
Other liabilities	210,170	227,315
Obligations related to consolidated inventory not owned	30,666	26,356
Total debt (net of discounts of $23,617 and $27,257, respectively)	1,211,547	1,508,899

Total liabilities	1,505,801	1,832,855

Stockholders’ equity:
Preferred stock (par value $.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $0.001 per share, 80,000,000 shares authorized, 75,669,381 and 43,150,472 issued and 75,669,381 and 39,793,316 outstanding, respectively)	76	43
Paid-in capital	618,612	568,019
Accumulated deficit	(221,587)	(187,538)
Treasury stock, at cost (0 and 3,357,156 shares, respectively)	—	(183,969)

Total stockholders’ equity	397,101	196,555

Total liabilities and stockholders’ equity	$1,902,902	$2,029,410

Inventory Breakdown
Homes under construction	$210,105	$219,724
Development projects in progress	444,062	487,457
Land held for future development	382,889	417,834
Land held for sale	36,259	42,470
Capitalized interest	36,884	38,338
Model homes	43,505	59,618
Consolidated inventory not owned	49,957	53,015

Total inventory	$1,203,661	$1,318,456

	Quarter Ended		Fiscal Year Ended
	September 30,		September 30,
	2010	2009	2010	2009
SELECTED OPERATING DATA
Closings:
West region	399	726	1,777	1,883
East region	455	593	1,729	1,432
Southeast region	295	322	1,007	881

Continuing Operations	1,149	1,641	4,513	4,196
Discontinued Operations	40	45	132	192

Total closings	1,189	1,686	4,645	4,388

New orders, net of cancellations:
West region	262	390	1,615	1,793
East region	313	389	1,563	1,509
Southeast region	203	201	944	775

Continuing Operations	778	980	4,122	4,077
Discontinued Operations	32	32	126	146

Total new orders	810	1,012	4,248	4,223

Backlog units at end of period:
West region	269	431
East region	366	532
Southeast region	145	208

Continuing Operations	780	1,171
Discontinued Operations	16	22

Total backlog units	796	1,193

Dollar value of backlog at end of period	$189.1	$280.8

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA — CONTINUING OPERATIONS
(Dollars in thousands)

	Quarter Ended		Fiscal Year Ended
	September 30,		September 30,
	2010	2009	2010	2009
SUPPLEMENTAL FINANCIAL DATA

Revenues
Homebuilding operations	$270,794	$363,565	$1,000,531	$968,314
Land sales and other	3,980	2,020	9,310	3,389

Total revenues	$274,774	$365,585	$1,009,841	$971,703

Gross profit (loss)
Homebuilding operations before inventory impairments and lot option abandonments	$29,636	51,779	$131,564	110,350
Inventory impairments and lot option abandonments	(26,481)	(29,887)	(50,036)	(95,216)
Land sales and other	1,396	564	4,080	620

Total gross profit (loss)	$4,551	$22,456	$85,608	$15,754

SELECTED SEGMENT INFORMATION
Revenue:
West region	$80,203	$148,706	$364,530	$409,168
East region	138,339	151,265	451,162	374,618
Southeast region	56,232	65,614	194,149	187,917

Total revenue	$274,774	$365,585	$1,009,841	$971,703

Operating income (loss)
West region	$(5,008)	$946	$1,120	$(31,889)
East region	(8,667)	9,638	11,329	(2,722)
Southeast region	490	(10,946)	(518)	(32,151)

Segment operating income (loss)	(13,185)	(362)	11,931	(66,762)
Corporate and unallocated	(30,027)	(39,947)	(125,753)	(174,710)

Total operating loss	$(43,212)	$(40,309)	$(113,822)	$(241,472)